Exhibit 8.1

[LETTERHEAD OF DAVIS POLK & WARDWELL]

January 17, 2007

Re:	Registration Statement on Form S-4

Mercantile Bankshares Corporation

2 Hopkins Plaza

Baltimore, Maryland 21201

Ladies and Gentlemen:

We have acted as counsel for Mercantile Bankshares Corporation (“Mercantile Bankshares”), a Maryland corporation, in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger dated as of October 8, 2006 (the “Merger Agreement”) between The PNC Financial Services Group, Inc. (“PNC”), a Pennsylvania corporation and Mercantile Bankshares and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “Commission”).

We have participated in the preparation of the discussion set forth in the section entitled “Material United States Federal Income Tax Consequences of the Merger” in the Registration Statement. Subject to the assumptions and qualifications set forth in such discussion, we hereby confirm our opinion set forth in such discussion.

In rendering this opinion, we have relied, with the consent of PNC and the consent of Mercantile Bankshares, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of PNC and Mercantile Bankshares dated the date hereof, and have assumed that such statements and representations will be accurate and complete as of the effective time of the merger (as if made as of such time) and that all such statements and representations made to the knowledge or belief of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also assumed that the transactions contemplated by the Agreement and Plan of Merger, dated as of October 8, 2006, by and between PNC and Mercantile Bankshares, will be consummated in accordance therewith and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell